Exhibit 99.2
[Logo]                                             Level 3 Communications, Inc.
                                                       1025 Eldorado Boulevard
                                                          Broomfield, CO 80021
                                                                www.Level3.com

                                                                  NEWS RELEASE

For Immediate Release

Level 3 Contacts:
Media:   Josh Howell                        Investors:        Robin Miller
                  720/888-2517                                720/888-2518

                 Paul Lonnegren
                  720/888-6099


Level 3 Commissions International Network; Announces New Initiatives at Analyst and Investor Conference


     Level 3 Affirms 2001 Financial Guidance with Increases to Cash Revenue and Adjusted EBITDA; Introduces New Guidance for 2002

          Company Unveils New Program for Large Communications Carriers with Annual Price Decline and Service Activation Commitments


NEW YORK, January 29, 2001 -- Level 3 Communications, Inc. (Nasdaq:LVLT) announced today that it has set a new telecommunications standard with the industry's most rapidly constructed global fiber-optic network. In 30 months, Level 3 built a 20,000 mile multi-conduit intercity network and 32 multi-conduit metropolitan networks in North America and Europe. Additionally, the company constructed a transatlantic cable system connecting North America and Europe, and has secured 6 million square feet of technical space in 63 data centers serving 49 North American markets, 9 European markets and 2 Asian markets.

"The construction of our global communications network in only 30 months is an unprecedented accomplishment and a strong testament to the commitment of our employee-owners, construction and technology partners, and investors," said James Q. Crowe, chief executive officer of Level 3. "A continuously upgradeable network like ours is never truly complete, but we're extremely pleased to be able to move customer traffic from leased facilities and offer services on our own global broadband infrastructure in less than three years."

"Now that we've begun to operate our own global broadband network, we expect to achieve higher margins and greater service scalability and performance," said Kevin J. O'Hara, president and chief operating officer of Level 3. "Our continuously upgradeable multi-conduit network is unlike any communications network ever constructed. We can install new optical fiber through one of our metro or intercity network's empty conduits, rather than having to reconstruct the entire network. By properly matching new generations of fiber with rapidly improving optronics, we can reduce costs and provisioning time. This means that our customers can enjoy substantial cost advantages and bring innovative new services to market."

In a video presentation at the conference, Level 3 will demonstrate the network construction challenges that were overcome in this record setting time through the use of both conventional and innovative equipment and construction techniques, as well as the large number of permits and franchises that were required to be obtained in order to install its network. The video will also demonstrate, at actual speed, the rapid rate at which fiber can be deployed in a previously installed empty conduit. For example, whereas construction of Level 3's 16,000 mile U.S. intercity conduit system took approximately 30 months to complete, Level 3 currently estimates that it would take approximately six to nine months to fully install a second fiber optic cable in one of Level 3's empty conduits. This video will be available, along with the entire presentation from the conference, on Level 3's website www.Level3.com.

Level 3 Unveils New Pricing and Service Program

At this conference, Level 3 is focusing on its view of the competitive landscape and the company's current and anticipated new service offerings, and how these services position Level 3 to take advantage of its continuously upgradeable network.

While providing additional details of its (3)Center  Colocation,  (3)CrossRoads,
(3)Connect Modem and (3)Voice services, Level 3 also announced an innovative new optical transport program designed initially for large communications carriers that features annual price decline and service activation commitments. The new family of global transport services, called (3)Link, will be officially launched at CompTel's 20th anniversary convention in February in Orlando, Florida. These offerings provide a cost-effective alternative for companies that might otherwise build communications networks or install electronics to "light" dark fiber.

"Construction of our continuously upgradeable global network marks a new beginning for Level 3 by giving us full control over our network operating costs, quality of service, provisioning and pricing," said O'Hara. "We believe that (3)Link services will sharpen and accelerate our focus on providing highly competitive network services on a global basis, and is illustrative of Level 3's commitment to bringing Silicon Economics to the telecommunications industry."

Level 3 Updates Financial Guidance

Level 3 also announced today that it is affirming its 2001 financial guidance, with increases to cash revenue and adjusted EBITDA, and is formally introducing financial guidance for 2002. The company expects communications revenue of approximately $1.7 billion in 2001 and communications revenue of approximately $2.9 billion in 2002.

"We are pleased to reaffirm or increase all of our 2001 financial guidance," said Sureel A. Choksi, chief financial officer of Level 3. "Industry leading revenue growth in 2001 of approximately 100 percent is an indication of our confidence in the opportunities ahead. We'd also like to reiterate that our business plan continues to be substantially prefunded through free cash flow break even."

Financial Projections

Communications Revenue: Level 3 expects communications revenue to grow from $858 million in 2000 to approximately $1.7 billion in 2001 and $2.9 billion in 2002. Of the $1.7 billion in 2001 communications revenue, approximately $320 million will come from non-recurring dark fiber and infrastructure sales.

Excluding non-recurring dark fiber and infrastructure sales, communications revenue falls into three categories: Transport, IP and Colocation, and Softswitch enabled services. For the year, Transport is expected to generate 35 to 40 percent of communications revenue, IP and Colocation 30 to 35 percent, and Softswitch enabled services - including reciprocal compensation - 30 to 35 percent.

Level 3 has a current backlog of approximately $5.1 billion. Backlog is defined as total communications revenue that Level 3 expects to realize from signed contracts that have not been provisioned, as well as current revenue run-rate. Approximately 65 percent of our forecasted communications revenue for 2001 is included in the $5.1 billion backlog.

Communications cash revenue, defined as communications revenue plus changes in cash deferred revenue, is expected to grow to approximately $2.4 to $2.6 billion in 2001, and $3.4 to $3.6 billion in 2002.

Level 3 expects communications revenue for the first quarter of 2001 to be in the range of $360 to $370 million. Approximately $135 to $145 million of this revenue is expected to come from non-recurring dark fiber and infrastructure sales.

Level 3 expects communications revenue to grow at a compounded annual percentage rate in the mid-60s and communications cash revenue to grow at a compounded annual percentage rate in the mid-50s between 2000 and 2005.

Information Services and Other Revenue: Total information services and other revenue was $327 million in 2000, and is expected to decrease to $220 million for both 2001 and 2002, primarily due to reduced shipments under long-term coal contracts and the sale of the company's 50 percent interest in Walnut Creek Mining Company in 2000.

Gross Margin: The gross margin for the communications business is expected to increase from 27 percent in 2000 to approximately 50 percent in 2001 and 55 percent in 2002. Consolidated gross margin is expected to be approximately 48 percent in 2001 and 53 percent in 2002.

Selling, General and Administrative Expenses (SG&A): Consolidated SG&A expenses for the year 2001 are expected to be approximately 65 percent of total revenues in 2001 and drop to below 50 percent of total revenues in 2002. The total number of Level 3 employees is expected to increase to approximately 7,000 by the end of 2001.

EBITDA: The company expects to turn consolidated EBITDA positive, excluding stock-based compensation, on a run-rate basis by the end of the year 2001, with EBITDA for the year 2002 reaching approximately $155 to $175 million. Consolidated adjusted EBITDA, defined as consolidated EBITDA plus changes in cash deferred revenue and adding back non-cash cost of goods sold, is expected to be approximately $600 to $700 million for the year 2001 and $750 to $850 million for 2002.

Earnings Per Share: The company expects that the net loss per share will increase from $4.01 per share in 2000 to a net loss of approximately $7.50 per share in 2001, largely as a result of increases in stock-based compensation, net interest expense and depreciation expenses.

Capital Expenditures: Capital expenditures for property, plant and equipment were $5.9 billion for the year 2000. The company previously expected to spend $6.3 billion for the year. As a result of timing differences, the remaining $400 million is expected to shift into 2001. Including this $400 million, total capital expenditures for the year 2001 are expected to be approximately $3.4 billion. Aggregate capital expenditures for 2000 and 2001 are in line with previous forecasts. The company expects capital expenditures to decrease in 2002 to approximately $2.0 to $2.5 billion.

Capital expenditures estimates for 2001 reflect the acceleration of the second intercity fiber pull announced last year and the deferral of construction for Ring 3 of Level 3's pan-European network.

"Level 3 continually assesses the many business opportunities we have," said O'Hara. "In an effort to always deploy capital to maximize returns, we have reprioritized some of our capital projects."

The company forecasts that it will be free cash flow break even in the first half of 2004, and remains substantially prefunded to free cash flow break even.

Analyst and Investors Conferences

The theme for Level 3's analyst and investor conference today in New York, and on January 31, 2001 in London, is "Breaking Away."

"We've said all along that the telecommunications industry is experiencing a fundamental shift from a classic monopolistic, utility-based business model to a technology-driven business model, underscored heavily by the same move toward horizontal disaggregation that occurred in computing," said Crowe. "We've also said that this dramatic shift will create clear winners and losers. We believe strongly that with our global broadband infrastructure essentially complete, we're positioned to break away this year and become one of the winners."

In addition to presentations by Level 3 executives and Corning, Inc., today's conference in New York includes a Partners Exhibit Area where a number of Level 3's top customers and strategic technology partners will be featured. Demonstrations and information in the exhibit area will focus on customers' communications intensive services that Level 3 enables and the advanced technologies deployed by Level 3 in its network.

Exhibiting companies for the New York conference include Akamai Technologies; Corning Incorporated; Data Return Corporation; Enron Communications; Logictier; NaviPath, Inc.; Nortel Networks; RCN Corporation; Rhythms NetConnections, Inc.; Telseon; Yahoo! Inc.; and Yipes Communications.

Exhibiting  companies for the London conference on January 31 include Cap Gemini
Ernst  &  Young;   Data   Return   Corporation;   Enron   Communications;   IC3;
Hewlett-Packard Company; Nortel Networks; and surfEU.com Ltd.

About Level 3 Communications

Level 3 (Nasdaq:LVLT) is a global communications and information services company offering a wide selection of services including IP services, broadband transport, colocation services and the industry's first Softswitch based services. Level 3 offers services primarily to communications intensive companies that deliver their services over the Level 3 Network. Its Web address is www.Level3.com.

(3)Center Colocation, (3)CrossRoads, (3)Connect Modem, (3)Voice and (3)Link are service marks of Level 3 Communications, Inc.

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; changes in the overall economy; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.